Exhibit 99.1

Zoom® Telephonics Reports Results for the Third Quarter of 2015

Boston, MA, November 2, 2015 –Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today reported financial results for the third quarter and nine months ended September 30, 2015.

The Company reported net sales of $3.37 million for the third quarter ended September 30, 2015 (“Q3 2015”), down 1.1% from $3.40 million for Q3 2014.  Zoom reported a net loss of $8 thousand or $0.00 per share for Q3 2015 compared to a net profit of $22 thousand or $0.00 per share for Q3 2014.

Gross profit was $1.10 million or 32.7% of net sales in Q3 2015, up from $0.92 million or 27.2% of net sales in Q3 2014.  Q3 2015 margins benefited from reduced product costs for some cable modem products.

Operating expenses were $1.08 million or 32.0% of net sales in Q3 2015, versus $0.88 million or 25.7% of net sales in Q3 2014.  Selling expenses increased $65 thousand to $418 thousand from Q3 2014 to Q3 2015 due primarily to increased search advertising costs.  General and Administrative expenses increased $49 thousand to $307 thousand from Q3 2014 to Q3 2015 due primarily to increases in stock option expenses and investor relations services.  Research and Development expenses increased $89 thousand to $354 thousand from Q3 2014 to Q3 2015 due primarily to increased engineering personnel costs and industrial design costs.

Zoom’s net sales of $9.02 million for the first nine months of 2015 were down 1.9% from net sales of $9.19 million for the first nine months of 2014. Zoom’s net loss was $109 thousand for the first nine months of 2015, down from a net loss of $121 thousand for the first nine months of 2014.  Zoom’s gross profit increased $252 thousand to $2.9 million for the first nine months of 2015 due primarily to reduced product costs for some cable modem products.

Operating expenses were $2.9 million or 32.6% of net sales for the first nine months of 2015, versus $2.7 million or 29.5% for the first nine months of 2014.  Selling expenses increased $150 thousand to $1.2 million due primarily to increased search advertising expenses. General and Administrative expenses increased $22 thousand to $0.8 million due primarily to increased stock option expenses and increased investor relations services.  Research and Development expenses increased $54 thousand to $0.9 million.

 “During the quarter we made major strides toward achieving dramatic growth starting in the first quarter of 2016,” said Frank Manning, Zoom’s President and CEO.  “We are on track with the design and certification of our new line of Motorola brand cable modems and gateways, and we were close to breakeven in spite of increased R&D expenses relating to these products.  During the quarter we raised the capital necessary to capitalize on this opportunity, and strengthened our management team and board to support our anticipated growth.  We also received our first PTCRB certification, a required step for AT&T certification of cellular products.  Looking toward 2016, we remain focused on cable modem products, cellular Internet access products, and sensor products.”

Zoom’s cash balance on September 30, 2015 was $2.52 million compared to $138 thousand on December 31, 2014.  The company raised $3.65 million net in Q3 2015 from a $3.42 million private placement in September and a $229 thousand rights offering in July.  Zoom’s cash balance was also augmented by a $340 thousand decrease in net inventory. These increases were offset by a pay-down in the outstanding bank debt of $840 thousand, a $150 thousand increase in net accounts receivable and an overall net 9-month loss of $109 thousand.  As of September 30, 2015 Zoom had no bank debt, an available line of credit of $1.25 million, working capital of $5.28 million, and a current ratio of 6.1.

Zoom has scheduled a conference call for Tuesday, November 3 at 10:00 a.m. Eastern Time.   You may access the conference call by dialing (866) 393-7958 if you are in the U.S. and international callers may dial (706) 643-5255.  The conference ID is 71439433.  Shortly after the conference call, a recording of the call will be available on Zoom’s website at www.zoomtel.com/investor.

For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com/investor.

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. and are used under license.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: our ability to generate sales of Motorola brand products; the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.

Condensed Balance Sheets

In thousands

(Unaudited)

	9/30/15	12/31/14

ASSETS

Current assets:

Cash	$2,516	$138
Accounts receivable, net	1,960	1,811
Inventories, net	1,388	1,725
Prepaid expenses and other	464	270

Total current assets	6,328	3,944

Property and equipment, net	90	67

Other assets	394	––

Total assets	$6,812	$4,011

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$––	$840
Accounts payable	775	727
Accrued expenses	269	285

Total current liabilities	1,044	1,852

Total liabilities	1,044	1,852

Stockholders’ equity:

Common stock and additional paid-in capital	37,990	34,272
Retained earnings (accumulated deficit)	(32,222)	(32,113)

Total stockholders’ equity	5,768	2,159

Total liabilities and stockholders’ equity	$6,812	$4,011

ZOOM TELEPHONICS, INC.

Condensed Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/15	9/30/14	9/30/15	9/30/14

Net sales	$3,368	$3,404	$9,019	$9,191
Cost of goods sold	2,268	2,480	6,110	6,534

Gross profit	1,100	924	2,909	2,657

Operating expenses:
Selling	418	353	1,211	1,061
General and administrative	307	258	810	788
Research and development	354	265	918	864
Total operating expenses	1,079	876	2,939	2,713

Operating profit (loss)	21	48	(30)	(56)

Other income (expense), net	(27)	(24)	(73)	(59)

Income (loss) before income taxes	(6)	24	(103)	(115)

Income tax expense (benefit)	2	2	6	6

Net income (loss)	$(8)	$22	$(109)	$(121)

Earnings (loss) per share:

Basic Earnings (loss) per share	$(0.00)	$0.00	$(0.01)	$(0.02)
Diluted Earnings (loss) per share	$(0.00)	$0.00	$(0.01)	$(0.02)

Weighted average number of shares outstanding:

Basic	8,519	7,983	8,162	7,983
Diluted	8,519	7,983	8,162	7,983